MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Brazos International Exploration, Inc., of our report dated May 27, 2008 on our audit of the financial statements of Brazos International Exploration, Inc. as of March 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2008, from inception January 11, 2007 through March 31, 2007, and from inception January 11, 2007 through March 31, 2008 and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

May 30, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501